Exhibit 21

NAME	STATE OR COUNTRY OF INCORPORATION
PROG Holding Company, LLC	Delaware
Vive Financial, LLC	Delaware
Progressive Finance Holdings, LLC	Delaware
Prog Leasing, LLC	Delaware
Approve.Me LLC	Utah
AM2 Enterprises, LLC	Utah
Pango LLC	Utah
DAMI LLC	Oklahoma
NPRTO Arizona, LLC	Utah
NPRTO California, LLC	Utah
NPRTO Florida, LLC	Utah
NPRTO Georgia, LLC	Utah
NPRTO Illinois, LLC	Utah
NPRTO Michigan, LLC	Utah
NPRTO New York, LLC	Utah
NPRTO Ohio, LLC	Utah
NPRTO Texas, LLC	Utah
NPRTO Mid-West, LLC	Utah
NPRTO North-East, LLC	Utah
NPRTO South-East, LLC	Utah
NPRTO West, LLC	Utah